Exhibit 5.1

Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

October 28, 2022

Verb Technology Company, Inc.
401 North Thanksgiving Way, Suite 240

Lehi, Utah 84043

Re:	Verb Technology Company, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Verb Technology Company, Inc., a Nevada corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company of (i) an aggregate of 12,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 12,500,000 shares of the Common Stock (the “Warrant Shares”).

The Shares, Warrants and Warrant Shares are to be issued pursuant to the (i) Registration Statement on Form S-3 (File No. 333-264038) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 31, 2022 and declared effective on April 14, 2022 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) base prospectus included in the Registration Statement, dated March 31, 2022 (the “Base Prospectus”), (iii) prospectus supplement to the Base Prospectus filed by the Company with the Commission on October 28, 2022 pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”), (iv) Securities Purchase Agreement, dated October 25, 2022 (the “Purchase Agreement”), by and among the Company and the purchasers named therein (collectively, the “Purchasers”), (v) Common Stock Purchase Warrants, dated October 28, 2022, by and between the Company and each of the Purchasers (the “Common Stock Purchase Warrants”), and (vi) Placement Agency Agreement, dated October 25, 2022, by and between A.G.P. / Alliance Global Partners and the Company (the “Placement Agency Agreement” and, together with the Securities Purchase Agreement and the Common Stock Purchase Warrants, (the “Transaction Documents”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized by the Company. The Shares, when issued and sold by the Company and delivered by the Company against the purchase price therefor, in the manner described in the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Verb Technology Company, Inc.

October 28, 2022

Page Two

2.	The Warrants have been duly authorized by the Company. The Warrants, when issued and sold by the Company and delivered by the Company, in the manner described in the Registration Statement, the Prospectus, the Purchase Agreement and the Common Stock Purchase Warrants, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and transfer, and other similar laws relating to or affecting the rights of creditors generally, and by the effect of any applicable statutes of limitation and the doctrines of laches, waiver and estoppel.
3.	The Warrant Shares have been duly authorized by the Company. The Warrant Shares, when issued upon exercise of the Common Stock Purchase Warrants and delivered by the Company against receipt of the exercise price therefor, in the manner described in the Registration Statement, the Prospectus and the Common Stock Purchase Warrants, will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to Chapter 78 of the Nevada Revised Statutes and New York law, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission [as of the date hereof, and further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Shares and the Warrants pursuant to the Registration Statement, the Prospectus and the Transaction Documents, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the U.S. federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth, P.C.
STRADLING YOCCA CARLSON & RAUTH, P.C.